Exhibit 99.1

PRESS RELEASE
Contact:	Mark E. Hood SVP, Chief Financial Officer (314-633-7255)

Panera Bread Reports First Quarter Revenues Increased 37.1%;
System-Wide Comparable Bakery-Cafe Sales Increased 6.2% For the Four Weeks Ended April 19, 2005

St. Louis, MO, May 3, 2005 — Panera Bread Company (Nasdaq:PNRA) today reported that revenue increased 37.1% to $178.1 million for the first quarter ended April 19, 2005 from $129.9 million in the first quarter of 2004. Bakery-cafe sales accounted for $136.8 million of consolidated revenues while franchise royalties and fees and fresh dough sales to franchisees accounted for $41.4 million of consolidated revenues.

System-wide comparable bakery-cafe sales increased 6.2% for the four weeks ended April 19, 2005. The breakdown between Company-owned and franchised bakery-cafes is as follows:

	For the 4 weeks ended	For the 16 weeks ended
	April 19, 2005	April 19, 2005
Company-owned	6.2%	7.1%
Franchised	6.1%	6.2%
Total System	6.2%	6.5%

Comparable bakery-cafe sales increases exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months.

As previously announced, the Company is changing its fiscal week in 2005 to end on Tuesday rather than Saturday in the period ended March 22, 2005. The additional three days in the first quarter ended April 19, 2005 have been excluded for comparative purposes. Management believes the presentation of comparable bakery-cafe sales for the first quarter ended April 19, 2005 excluding the additional three days in 2005 is a more meaningful and useful gauge of the Company’s performance because it makes consistent the length of the periods on which the comparison is based.

During the first quarter of 2005, 32 new bakery-cafes were opened (17 Company and 15 franchise).

The Company plans to report first quarter 2005 earnings after the market close on Tuesday, May 17, 2005. The Company will discuss first quarter results in a call that will be broadcast on the internet at 8:30 A.M. Eastern Time on May 18, 2005. Go to http://www.panerabread.com/about_investor.aspx to access the call or view the release (when issued). Access to the call and the release will be archived for one year.

In addition, the Company will hold its 2005 Annual Meeting of Stockholders at 10:30 A.M. Central Daylight Time on Thursday, June 2, 2005 at the Hilton St. Louis Frontenac, Ambassadeur Ballroom, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131.

Included above are franchised and system-wide comparable bakery-cafe sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company bakery-cafes and franchise bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the Company’s website, www.panera.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statementsare often identified by the words “may”, “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2004.

PANERA BREAD COMPANY
SUPPLEMENTAL INFORMATION

	Historical System-Wide Average Weekly Sales
	2004	2003	2002	2001	2000
AWS	$36,008	$35,617	$35,388	$33,608	$31,004

	2005 System-Wide Average Weekly Sales By Year Opened
			2003 Opens
	2005 Opens	2004 Opens	& Prior	Total
Bakery-Cafes	32	143	598	773
Q1 05	$38,797	$34,477	$37,330	$36,815
Q2 05
Q3 05
Q4 05
2005 YTD

	Year-Over-Year Change in System-Wide AWS and Comp Sales
			2003 Opens
	2005 Opens	2004 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 05	N/A	-14.1%	6.6%	4.8%	6.2%
Q2 05
Q3 05
Q4 05
2005 YTD

(a) — Change in system-wide AWS in 2005 from 2004 compares 143 bakery-cafes in 2005 against 36 bakery-cafes at the end of the first quarter of 2004.

	2005 Sales Metrics for Company Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($ in 000's)	Weeks	AWS	AWS	Comp Sales
Q1 05	$133,352	3,713	$35,914	4.2%	6.2%
Q2 05
Q3 05
Q4 05
2005 YTD

	2005 Sales Metrics for Franchisee Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($ in 000's)	Weeks	AWS	AWS	Comp Sales
Q1 05	$310,821	8,352	$37,215	5.1%	6.1%
Q2 05
Q3 05
Q4 05
2005 YTD

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 05	17	15	32	Q1 04	11	25	36
Q2 05				Q2 04	13	19	32
Q3 05				Q3 04	15	19	34
Q4 05				Q4 04	15	26	41
2005 YTD	17	15	32	2004 YTD	54	89	143

AWS — average weekly sales for the time period indicated and excludes the three additional days in 2005 resulting from the change in fiscal week.

Comp Sales — comparable bakery-cafes sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation for at least 18 months, and excludes the three additional days in 2005 resulting from the change in fiscal week.